6/9/23, 1:42 PM the-oncology-institute-announces-leadership-transition https://prdesk.globenewswire.com/JobPreview/PnrArticlePreview?t=5640719&l=eng 1/2 The Oncology Institute Announces Leadership Transition Dr. Daniel Virnich promoted from President to CEO. Brad Hively will transition from CEO to Vice Chairman. Your publication date and time will appear here. | Source: Toi Management, LLC CERRITOS, Calif., June 12, 2023 (GLOBE NEWSWIRE) -- The Oncology Institute, Inc. (NASDAQ: TOI) (“TOI” or the “Company”), one of the largest value-based community oncology groups in the United States, today announced that, by mutual agreement with the Board of Directors, Brad Hively will step down as Chief Executive Officer effective June 30, 2023. Dr. Daniel Virnich, the current President of TOI, will become CEO. Mr. Hively will transition to the role of Vice Chairman of the Board of Directors. Dr. Daniel Virnich has been with The Oncology Institute since 2020, initially as Chief Operating Officer before being promoted to President. He joined TOI from DaVita where he was most recently President of the Florida Region. He was previously National Chief Medical Officer at TeamHealth Acute Care Services. TOI’s Chairman, Richard Barasch, said, “I want to congratulate Dr. Virnich on his promotion to CEO. Since joining TOI, he has proven himself to be a superb leader, a fierce patient advocate, and a tenacious operator. We are confident that Dr. Virnich is the right person to lead TOI forward.” Dr. Virnich commented, “I am honored by the opportunity to lead TOI at this exciting time, and I want to thank Brad and Richard for the confidence they have placed in me. I am proud of TOI’s position as the largest value-based oncology group in the country, and our track record of delivering access to state-of-the-art high-quality care to underserved populations in the community. As TOI’s next CEO, I will work tirelessly on behalf of our patients, providers, and teammates to further this critical mission.” Mr. Hively joined TOI as a member of its Board of Directors in 2018 following the recapitalization of TOI by private equity investors and was appointed CEO in 2019. Under his leadership, TOI evolved from a privately held regional oncology practice into a publicly traded national leader in value-based oncology.  ...

6/9/23, 1:42 PM the-oncology-institute-announces-leadership-transition https://prdesk.globenewswire.com/JobPreview/PnrArticlePreview?t=5640719&l=eng 2/2 Mr. Barasch continued, “On behalf of the Board, I would like to thank Brad for the important role he has played at TOI to help build it into the nationwide leader in value-based oncology. As CEO, he led the Company through expansion into eight new markets, three new service lines, pioneered new value based contracting models, and successfully navigated a go-public process. Brad leaves TOI in sound financial condition and poised to capitalize on significant growth opportunities.” Mr. Hively said, “As we approach the 5-year anniversary of my involvement with TOI, I reflect with pride on the company we have built, the culture we have developed, and the patient care we have delivered. I began my service to TOI as a Board Member, and now is the right time for me to transition back into a Board role, and for Dr. Virnich to take over as CEO to build on our strong foundation of high-quality, cost-effective oncology care.   As Vice Chairman I will focus my efforts on TOI’s strategic partnerships, growth opportunities, talent development, and governance.” About TOI Founded in 2007, TOI is advancing oncology by delivering highly specialized, value- based cancer care in the community setting. TOI offers cutting-edge, evidence- based cancer care to a population of approximately 1.8 million patients including clinical trials, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With 100+ employed clinicians and more than 700 teammates in over 60 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com. Contacts Media The Oncology Institute, Inc. Daniel Virnich, MD danielvirnich@theoncologyinstitute.com (562) 735-3226 x 81125 Investors Solebury Strategic Communications investors@theoncologyinstitute.com